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                                                                    Exhibit 99.1


CONTACT:                            -OR-           INVESTOR RELATIONS
Bio-Plexus, Inc.                                   COUNSEL:
Nancy Lautenbach   (860) 870-6112                  The Equity Group Inc.
bio.plexus@snet.net                                Tom Ennis (212) 836-9607
                                                   Devin Sullivan (212) 836-9608
                                                   www.theequitygroup.com


                              FOR IMMEDIATE RELEASE

                     BIO-PLEXUS ANNOUNCES NASDAQ DELISTING

Vernon, CT - February 27, 2001 - BIO-PLEXUS, INC. (NASDAQ: BPLX), a leader in the design, manufacture and marketing of safety medical needles and other products, today announced it had received a Nasdaq Staff Determination Letter dated February 26, 2001, indicating that the Company failed to comply with the Net Tangible Assets, Market Capitalization and Net Income requirements for continued listing set forth in Marketplace Rules 4310(c)(2)(B), and that its securities, would, therefore, be delisted from the Nasdaq SmallCap Market at the opening of business on March 6, 2001. Bio-Plexus anticipates that its securities will immediately be eligible to be quoted on the NASD-regulated OTC Bulletin Board.

John S. Metz, President and Chief Executive Officer of Bio-Plexus, commented, "While we are disappointed that we no longer satisfy the technical requirements for continued listing of our shares on the Nasdaq SmallCap Market, we will continue to focus on supplying healthcare workers with newer and safer medical devices that can help them reduce the risk of needlesticks and the chance of contracting deadly bloodborne diseases such as HIV and hepatitis C. We remain focused on bringing our PUNCTUR-GUARD(R) technology to the marketplace."

Bio-Plexus, Inc. (NASDAQ: BPLX), designs, develops, manufactures and holds U.S. and international patents on safety medical needles and other products under the PUNCTUR-GUARD(R), DROP-IT(R), and PUNCTUR-GUARD REVOLUTION(TM) brand names.
For independent evaluations of the PUNCTUR-GUARD(R) blood collection needle, refer to the Centers for Disease Control (MMWR, January 1997) and ECRI (Health Devices, June 1998 and October 1999) studies. Accidental needlesticks number about one million per year in the United States and can result in the transmission of deadly diseases including HIV and Hepatitis B and C.

NOTE: THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH TERMINOLOGY AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "ANTICIPATES," "PLANS,"
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"ESTIMATES," AND "INTENDS" OR DERIVATIONS OR NEGATIVES THEREOF OR COMPARABLE
TERMINOLOGY, OR DISCUSSIONS OF STRATEGY THAT INVOLVES RISKS (KNOWN AND UNKNOWN) AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER FACTORS, GENERAL ECONOMIC CONDITIONS AND GROWTH IN THE SAFETY MEDICAL PRODUCTS INDUSTRY, COMPETITIVE FACTORS AND PRICING PRESSURES, CHANGES IN PRODUCT MIX, PRODUCT DEMAND, RISK OF DEPENDENCE ON THIRD PARTY SUPPLIERS AND FINANCIERS, ABILITY TO OBTAIN FINANCING, AS WELL AS OTHER FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR DISCUSSED IN OTHER PRESS RELEASES ISSUED BY THE COMPANY. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR ADVISE UPON ANY SUCH FORWARD-LOOKING STATEMENT.